INDEPENDENT AUDITORSʹ REPORT AND FINANCIAL STATEMENTS FOR LENDSURE MORTGAGE CORP. FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

LENDSURE MORTGAGE CORP. TABLE OF CONTENTS Page  INDEPENDENT AUDITORS’ REPORT 1 ‐ 3 FINANCIAL STATEMENTS Balance Sheets 4 Statements of Operations 5 Statements of Changes in Stockholdersʹ Equity 6 Statements of Cash Flows 7 Notes to Financial Statements 8 ‐ 22 SUPPLEMENTARY INFORMATION Computation of Adjusted Net Worth to Determine Compliance with HUD Net Worth Requirements 23

  9780 S Meridian Blvd., Suite 500  Englewood, CO 80112  303‐721‐6131  www.richeymay.com  Assurance | Tax | Advisory    INDEPENDENT AUDITORSʹ REPORT    To the Stockholders  LendSure Mortgage Corp.  San Diego, California    Report on the Audit of the Financial Statements    Opinion  We have audited the accompanying financial statements of LendSure Mortgage Corp., which comprise  the balance sheets as of December 31, 2022 and 2021, and the related statements of operations, changes  in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial  statements.    In  our  opinion,  the  accompanying  financial  statements  present  fairly,  in  all material  respects,  the  financial position of LendSure Mortgage Corp. as of December 31, 2022 and 2021, and the results of its  operations  and  its  cash  flows  for  the  years  then  ended  in  accordance  with  accounting  principles  generally accepted in the United States of America.    Basis for Opinion  We conducted our audits in accordance with auditing standards generally accepted in the United States  of America (GAAS) and the standards applicable to financial audits contained in Government Auditing  Standards  issued  by  the Comptroller General  of  the United  States. Our  responsibilities  under  those  standards  are  further  described  in  the  Auditors’  Responsibilities  for  the  Audit  of  the  Financial  Statements section of our report. We are required to be independent of LendSure Mortgage Corp. and  to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating  to our  audits. We believe  that  the  audit  evidence we have obtained  is  sufficient  and  appropriate  to  provide a basis for our audit opinion.     Responsibilities of Management for the Financial Statements  Management  is  responsible  for  the preparation and  fair presentation of  these  financial  statements  in  accordance with accounting principles generally accepted in the United States of America, and for the  design,  implementation,  and  maintenance  of  internal  control  relevant  to  the  preparation  and  fair  presentation of financial statements that are free from material misstatement, whether due to fraud or  error.    In preparing the financial statements, management is required to evaluate whether there are conditions  or events, considered in the aggregate, that raise substantial doubt about LendSure Mortgage Corp.’s  ability to continue as a going concern for one year after the date the financial statements are  issued.

INDEPENDENT AUDITORSʹ REPORT    Auditors’ Responsibilities for the Audit of the Financial Statements  Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are  free  from material misstatement, whether due  to  fraud or error, and  to  issue an auditors’ report  that  includes our opinion. Reasonable assurance  is a high  level of assurance but  is not absolute assurance  and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a  material misstatement when it exists. The risk of not detecting a material misstatement resulting from  fraud  is higher  than for one resulting from error, as fraud may  involve collusion, forgery,  intentional  omissions,  misrepresentations,  or  the  override  of  internal  control.  Misstatements  are  considered  material  if,  individually  or  in  the  aggregate,  they  could  reasonably  be  expected  to  influence  the  economic decisions of users made on the basis of these financial statements.     In performing an audit in accordance with GAAS, we:      Exercise professional judgment and maintain professional skepticism throughout the audit.      Identify and assess the risks of material misstatement of the financial statements, whether due  to  fraud or  error,  and design  and perform  audit procedures  responsive  to  those  risks.  Such  procedures include examining, on a test basis, evidence regarding the amounts and disclosures  in the financial statements.      Obtain  an  understanding  of  internal  control  relevant  to  the  audit  in  order  to  design  audit  procedures that are appropriate in the circumstances, but not for the purpose of expressing an  opinion on  the effectiveness of LendSure Mortgage Corp.’s  internal control. Accordingly, no  such opinion is expressed.     Evaluate the appropriateness of accounting policies used and the reasonableness of significant  accounting estimates made by management, as well as evaluate the overall presentation of the  financial statements.      Conclude whether, in our judgment, there are conditions or events, considered in the aggregate,  that  raise substantial doubt about LendSure Mortgage Corp.’s ability  to continue as a going  concern for a reasonable period of time.     We are required to communicate with those charged with governance regarding, among other matters,  the planned scope and timing of the audit, significant audit findings, and certain internal control related  matters that we identified during the audit.

INDEPENDENT AUDITORSʹ REPORT    Other Matters  Report on Supplementary Information – HUD Program  Our  audits were  conducted  for  the purpose of  forming  an opinion on  the  financial  statements  as  a  whole.  The  accompanying  supplementary  information,  Computation  of  Adjusted  Net  Worth  to  Determine Compliance with HUD Net Worth Requirements,  is presented  for purposes of additional  analysis. The accompanying supplementary information is the responsibility of management and was  derived from and relates directly to the underlying accounting and other records used to prepare the  financial  statements. Such  information has been  subjected  to  the auditing procedures applied  in  the  audits  of  the  financial  statements  and  certain  additional  procedures,  including  comparing  and  reconciling such information directly to the underlying accounting and other records used to prepare  the  financial statements or  to  the  financial statements  themselves, and other additional procedures  in  accordance with auditing standards generally accepted in the United States of America. In our opinion,  the information is fairly stated in all material respects in relation to the financial statements as a whole.        Englewood, Colorado  February 24, 2023

2022 2021 CURRENT ASSETS Cash and cash equivalents 32,404,205$             32,033,908$             Restricted cash 2,343,768                 3,873,224                 Escrow cash 96,990                      448,314                    Accounts receivable 344,411                    15,726 Mortgage loans held for sale, net 46,019,495               167,604,674             Mortgage loans held for investment, net 5,812,749                 ‐                            Prepaid expenses 795,979                    366,972                    Federal and state income taxes receivable 832,058                    1,362,649                 Total current assets 88,649,655               205,705,467             OTHER ASSETS Property and equipment, net 429,828 414,783 Intangible assets, net  512,528                    665,330                    Right‐of‐use asset 4,290,386                 ‐                            Deposits 163,294 125,268                    Total other assets 5,396,036                 1,205,381                 TOTAL ASSETS 94,045,691$             206,910,848$           LIABILITIES AND STOCKHOLDERSʹ EQUITY LIABILITIES Accounts payable and accrued expenses 2,661,220$               6,097,521$               Loan escrows 135,912                    483,595                    Loan indemnification and premium recapture reserves 517,418 400,000                    Warehouse lines of credit 45,967,761 162,499,304             Lease liability 1,473,200 ‐                            Deferred taxes payable 104,449                    113,883                    Total current liabilities 50,859,960               169,594,303             Lease liability, net of current portion 2,921,296 ‐                            Total liabilities 53,781,256               169,594,303             COMMITMENTS AND CONTINGENCIES (Note H) STOCKHOLDERSʹ EQUITY   Common stock, $0.001 par value, 40,000,000 shares authorized;      21,837,557 and 21,818,182 shares issued and outstanding, respectively 21,837                      21,818                      Zero coupon convertible preferred stock, $0.001 par value,      2,000,000 shares authorized; no shares issued and outstanding ‐                            ‐                            Additional paid‐in capital 5,616,621                 5,579,374                 Retained earnings 34,625,977               31,715,353               Total stockholdersʹ equity 40,264,435               37,316,545               TOTAL LIABILITIES AND STOCKHOLDERSʹ EQUITY 94,045,691$             206,910,848$           LENDSURE MORTGAGE CORP. BALANCE SHEETS December 31,  The accompanying notes are an integral part of these financial statements. 4

STATEMENTS OF OPERATIONS 2022 2021 REVENUE Gain on sale of mortgage loans held for sale, net of direct  costs of $4,092,104 and $3,267,280, respectively 38,459,696$            67,559,134$            Loan origination fees, net of direct costs of $68,603 and $1,042,744, respectively 4,499,099 3,102,199                Interest income 8,056,724 3,690,051                Interest expense and warehouse fees (5,731,993) (2,798,101)               Other income 439,126 192,264                   Total revenue 45,722,652              71,745,547              EXPENSES Salaries, commissions and benefits 34,992,025 34,702,298              Occupancy, equipment and communication 4,008,493 1,730,397 General and administrative 2,752,923 1,881,104 Provision for premium recapture 238,807                   422,547 Depreciation and amortization 278,845 183,545                   Total expenses 42,271,093              38,919,891              NET INCOME BEFORE TAXES 3,451,559                32,825,656              Provision for income taxes, current 550,369 9,004,682                Deferred taxes (9,434)                      113,883                   Total taxes 540,935                   9,118,565                NET INCOME 2,910,624$              23,707,091$            LENDSURE MORTGAGE CORP. Years Ended December 31, The accompanying notes are an integral part of these financial statements. 5

LENDSURE MORTGAGE CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Common Stock				Additional		Retained		
	Shares		Par Value		Paid-in Capital		Earnings		Totals
Balance, January 1, 2021	21,818,182	$	21,818	$	5,565,766	$	8,008,262	$	13,595,846
Compensation expense for stock options	-		-		13,608		-		13,608
Net income	-		-		-		23,707,091		23,707,091
Balance, December 31, 2021	21,818,182		21,818		5,579,374		31,715,353		37,316,545
Compensation expense for stock options	-		-		23,448		-		23,448
Exercised stock options	19,375		19		13,799		-		13,818
Net income	-		-		-		2,910,624		2,910,624
Balance, December 31, 2022	21,837,557	$	21,837	$	5,616,621	$	34,625,977	$	40,264,435

The accompanying notes are an integral part of these financial statements.

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LENDSURE MORTGAGE CORP.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Years Ended December 31,	
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES		
Net income	$ 2,910,624	$ 23,707,091
Non-cash items-		
Gain on sale of mortgage loans held for sale, net of direct costs	(38,459,696)	(67,559,134)
Provision for premium recapture	238,807	422,547
Depreciation and amortization	278,845	183,545
Amortization of right-of-use assets	1,662,272	-
Deferred taxes payable	(9,434)	113,883
Compensation expense for stock options	23,448	13,608
(Increase) decrease in-		
Escrow cash	351,324	(448,314)
Accounts receivable	(328,685)	31,154
Proceeds from sale and principal payments on mortgage loans held for sale	1,641,981,744	1,418,145,888
Originations and purchases of mortgage loans held for sale	(1,481,936,869)	(1,512,722,566)
Mortgage loans held for investment, net	(5,812,749)	-
Prepaid expenses	(429,007)	(20,060)
Federal and state income taxes receivable	530,591	(2,056,931)
Deposits	(38,026)	(109,851)
Increase (decrease) in-		
Accounts payable and accrued expenses	(3,436,301)	3,350,521
Loan escrows	(347,683)	483,595
Loan indemnification and premium recapture reserve	(121,389)	(372,547)
Lease liability	(1,558,162)	-
Net cash provided by (used in) operating activities	115,499,654	(136,837,571)
CASH FLOWS FROM INVESTING ACTIVITIES		
Purchases of property and equipment	(141,088)	(330,776)
Purchase of intangible assets	-	(745,303)
Net cash used in investing activities	(141,088)	(1,076,079)
CASH FLOWS FROM FINANCING ACTIVITIES		
Net borrowings (repayments) under warehouse lines of credit	(116,531,543)	157,191,083
Exercised stock options	13,818	-
Net cash provided by (used in) financing activities	(116,517,725)	157,191,083
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(1,159,159)	19,277,433
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	35,907,132	16,629,699
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$ 34,747,973	$ 35,907,132
SUPPLEMENTAL INFORMATION		
Cash paid for interest and warehouse fees	$ 5,773,798	$ 2,404,775
Cash paid for taxes, net of refunds	$ 19,777	$ 11,068,575
NON-CASH OPERATING ACTIVITIES		
During the year ended December 31, 2022, the Company exchanged the net operating right of use assets for operating lease obligations.	$ 5,952,658	$ -

The accompanying notes are an integral part of these financial statements.

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LENDSURE MORTGAGE CORP.  NOTES TO FINANCIAL STATEMENTS  8    A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES    Organization  LendSure Mortgage Corp.  (the Company) was  incorporated on March 30, 2015. The Company  is  engaged  in  the  business  of  originating,  purchasing,  financing,  and  selling  residential mortgage  loans secured by real estate throughout the United States. The Company derives income from fees  charged  for  the  origination  of  mortgage  loans  and  from  the  subsequent  sale  of  the  loans  to  investors. The Company is authorized to issue 40,000,000 shares of common stock with par value of  $0.001 and 2,000,000 shares of zero coupon convertible preferred stock with par value of $0.001. For  the years  ended of December  31,  2022  and  2021,  there were  21,837,557  and  21,818,182  shares of  common stock issued and outstanding, respectively.    Basis of Accounting  The financial statements of the Company are prepared on the accrual basis of accounting.    Basis of Presentation  The  accompanying  financial  statements  have  been  prepared  in  conformity  with  accounting  principles generally accepted in the United States of America (GAAP) as codified in the Financial  Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC).     Use of Estimates  The preparation of  financial statements  in conformity with GAAP requires management  to make  estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure  of contingent assets and liabilities at the date of the financial statements, and the reported amounts  of  revenues  and  expenses  during  the  reporting  period.  Actual  results  could  differ  from  those  estimates.     Cash and Cash Equivalents  The Company maintains cash and cash equivalent balances which  include unrestricted cash and  other interest‐bearing investments with original maturity dates of 90 days or less.    Restricted Cash  The Company maintains certain cash balances that are restricted under the Company’s warehouse  line of credit agreements.    Escrow Cash  The Company maintains an escrow account  for  funds held on behalf of borrowers  for  taxes and  property insurance premiums, which are included in escrow cash on the balance sheet.    Mortgage Loans Held for Sale and Revenue Recognition   The Company does not issue rate locks and, therefore, has elected not to use the fair value option on  mortgage loans held for sale. Mortgage loans held for sale are recorded at the lower of cost or fair  value as determined on an aggregate loan basis. Fair value for mortgage loans is generally based on  current  delivery  prices.  Loan  origination  fees,  net  of  direct  origination  costs,  are  deferred  and  recognized at the time the loan is sold. Gains or losses from the sale of mortgages are recognized  based on the difference between the selling price and carrying value of the related loans upon sale.

LENDSURE MORTGAGE CORP.  NOTES TO FINANCIAL STATEMENTS  9    A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)    Mortgage Loans Held for Sale and Revenue Recognition (Continued)  Gains  and  losses  from  the  sale  of mortgage  loans  held  for  sale  are  recognized  based  upon  the  difference between  the  sales proceeds and carrying value of  the  related  loans upon  sale and are  recorded  in  gain  on  sale  of mortgage  loans held  for  sale  on  the  statements  of  operations.  Sales  proceeds reflect the cash received from investors through the sale of the loan and servicing release  premium.    Mortgage loans held for sale are considered sold when the Company surrenders control over the  financial assets. Control is considered to have been surrendered when the transferred assets have  been isolated from the Company, beyond the reach of the Company and its creditors; the investor  obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge  or exchange the transferred assets; and the Company does not maintain effective control over the  transferred  assets  through  either  an  agreement  that both  entitles  and obligates  the Company  to  repurchase or redeem the transferred assets before their maturity or the ability to unilaterally cause  the holder to return specific financial assets. The Company typically considers the above criteria to  have been met upon acceptance and receipt of sales proceeds from the investor.    Mortgage Loans Held for Investment and Revenue Recognition  Mortgage loans held for investment are short‐term interest only loans and are carried at the original  note amount, net of the related future advances payable. Mortgage loans are sold to investors at the  original note amount. The Company receives interest collected from borrowers over the life of the  loan. Mortgage loans are typically paid off after one year and are included in mortgage loans held  for investment on the balance sheets.     Loan Origination Fees and Costs  Loan  origination  fees,  premiums  or  discounts  from  producing  loans  and  certain  direct  loan  origination costs are deferred as an adjustment to the carrying value of mortgage loans. These fees  and costs are recognized when the loan is sold to the investors.    Interest Income  Interest  income on mortgage  loans  is  recorded as  earned and  reported as  interest  income  in  the  statements  of  operations. Mortgage  loans  held  for  sale  are  placed  on  nonaccrual  status  when  any  portion  of  the  principal  or  interest  is  90  days  past  due  or  earlier  if  factors  indicate  that  the ultimate  collectability  of  the  principal  or  interest  is  not  probable.  Interest  received  from  loans on nonaccrual status  is recorded as  income when collected. Loans return  to  accrual  status when  the principal and  interest become  current and  it  is probable  that  the  amounts are fully collectible. No  loans originated for the years ended December 31, 2022 and  2021 were placed on nonaccrual status.

LENDSURE MORTGAGE CORP.
NOTES TO FINANCIAL STATEMENTS

A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment, Net

Property and equipment is recorded at cost and depreciated or amortized using the straight line method over the estimated useful lives of the assets. The following is a summary of property and equipment at December 31:

	Useful lives (years)	2022	2021
Property and equipment, at cost			
Furniture and equipment	5	$ 928,365	$ 795,606
Leasehold improvements	(a)	26,776	18,446
Total property and equipment, at cost		955,141	814,052
Accumulated depreciation and amortization			
Furniture and equipment		(508,902)	(383,829)
Leasehold improvements		(16,411)	(15,440)
Total accumulated depreciation and amortization		(525,313)	(399,269)
Total property and equipment, net		$ 429,828	$ 414,783

(a) Amortized over the shorter of the related lease term or the estimated useful life of the assets.

The Company periodically assesses property and equipment for impairment whenever events or circumstances indicate the carrying amount of an asset may exceed its fair value. If property and equipment is considered impaired, the impairment losses will be recorded on the statements of operations. The Company did not recognize any impairment losses during the years ended December 31, 2022 and 2021, respectively.

Intangible Assets – Capitalized Software Development Costs

FASB ASC 350-40, *Goodwill and Other—Internal-Use Software* (ASC 350-40), requires the Company to expense development costs as they are incurred in the preliminary project stage of internally developed software. Once the capitalization criteria of ASC 350-40 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use computer software, payroll and payroll related costs for employees who are directly associated with, and who devote time to, the internal-use computer software related consulting fees are capitalized. At December 31, 2022 and 2021, the Company had internally developed software of $512,528 and $665,330, respectively (net of accumulated amortization of $249,275 and $96,473, respectively). The Company will amortize $152,802 for the next 4 years with amortization expense of $54,122 in year 5.

10

LENDSURE MORTGAGE CORP.  NOTES TO FINANCIAL STATEMENTS  11    A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)    Leases  On  January 1, 2022,  the Company adopted FASB ASC 842, Leases  (ASC 842) under  the modified  retrospective  approach,  which  eliminates  the  requirement  to  restate  the  prior  period  financial  statements. The Company determines if an arrangement is or contains a lease at inception, which is  the date on which  the  terms of  the contract are agreed  to and  the agreement creates enforceable  rights  and  obligations. Additionally,  the  Company  considers whether  its  service  arrangements  include the right to control the use of the asset.    The Company elected the “package of practical expedients,” which permit the Company to retain  lease classification and initial direct costs for any identified leases that exist prior to adoption. Under  this  transition guidance,  the Company also has not  reassessed whether any  existing  contracts at  January 1, 2022 are or contain leases and has carried forward its initial determination under legacy  lease guidance. The Company has not  elected  to  adopt  the “hindsight” practical  expedient, and  therefore measured the right‐of‐use (ROU) asset and lease liability using the remaining portion of  the lease term at adoption on January 1, 2022.     The Company made an accounting policy election available under  the new  lease standard  to not  recognize lease assets and lease liabilities for leases with a term of 12 months or less. For all other  leases, the initial measurement of the ROU asset and lease liability is based on the present value of  future  lease payments over  the  lease  term at the commencement date of the  lease. The Company  utilizes the incremental borrowing rate to determine the present value of lease payments.     The Company’s  leases generally  include a non‐lease  component  representing additional  services  transferred to the Company. The Company has made an account policy election to account for lease  and non‐lease components in its contracts as a single lease component for all asset classes.    The Company recognizes  lease expense on a straight‐line basis excluding short‐term and variable  lease payments which are  recognized as  incurred. Short‐term  lease costs  represent payments  for  leases with a term of 12 months or less.  Loan Indemnification Reserve  The  Company  sells mortgage  loans  to  various  investors  under  purchase  contracts. When  the  Company sells its loans, it makes customary representations and warranties to the investors about  various characteristics of each loan such as the origination and underwriting guidelines the validity  of the lien securing the loan, property eligibility, borrower credit, income and asset requirements,  and  compliance  with  applicable  federal,  state  and  local  law.  In  the  event  of  a  breach  of  its  representations and warranties, the Company may be required to either repurchase the mortgage  loans with the identified defects or indemnify the investor for any loss. The Companyʹs loss may be  reduced by proceeds from the sale or liquidation of the repurchased loan.

LENDSURE MORTGAGE CORP.  NOTES TO FINANCIAL STATEMENTS  12    A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)    Loan Indemnification Reserve (Continued)  The Company records a provision for losses relating to such representations and warranties as part  of  its  loan  sale  transactions.  The method  used  to  estimate  the  liability  for  representations  and  warranties is a function of the representations and warranties given and considers a combination of  factors,  including,  but not  limited  to,  estimate  of  future defaults  and  loan  repurchase  rates  and  potential severity of  loss  in  the event of defaults,  including any  loss on sale or  liquidation of  the  repurchased  loan. The Company establishes a  liability at  the  time  loans are sold. The  level of  the  repurchase liability is difficult to estimate and requires considerable management judgment and is  noted  based  on  a  probable  loss.  Given  that  the  level  of  mortgage  loan  repurchase  losses  is  dependent  on  economic  factors,  investor  demands  for  loan  repurchases  and  other  external  conditions  that may  change  over  the  lives  of  the underlying  loans, market  expectations  around  losses related to the Companyʹs obligations could vary significantly from the obligation recorded as  of the balance sheet date.     The Company’s balances  in their loan indemnification reserve at December 31, 2022 and 2021 are  $350,000 and $250,000, respectively.    Premium Recapture Reserves  In the case of loans sold to investors that pay off within a specified timeframe provided for in the  purchase  agreement,  the Company may  be  required  to  return  all  or  a  portion  of  the  premium  initially  received  from  the  investor.  The  Company  records  a  provision  for  premiums  to  be  recaptured as part of its loan sale transactions. The method used to estimate the premium recapture  reserves is a function of a combination of factors, including, but not limited to, an estimate of the  likelihood each loan will be repaid within the timeframe provided for in the purchase agreement.  The Company establishes a liability at the time loans are sold. The level of premiums that may be  eventually  recaptured  is  difficult  to  estimate  and  requires  considerable management  judgment.  Given  that  the  level of mortgage  loan premium  recapture  is dependent on economic  factors and  other external conditions  that may change over  the  lives of  the underlying  loans,  the Companyʹs  obligations could vary significantly from the obligation recorded as of the balance sheet date and is  not based on a probable loss.     The activity in the premium repurchase reserve is as follows at December 31:          2022 2021 Balance, beginning of year 150,000$          100,000$             Provision for premium recapture 238,807           422,547              Premiums returned (121,389)          (372,547)             Provision transfer to loan indemnification (100,000)          ‐                     Balance, end of year 167,418$          150,000$

LENDSURE MORTGAGE CORP.  NOTES TO FINANCIAL STATEMENTS  13    A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)    Income Taxes   Income taxes are provided for the tax effects of transactions reported in the financial statements and  consist of taxes currently due plus deferred taxes related primarily to differences between the basis  of  certain  assets  and  liabilities  for  financial  and  tax  reporting.  The  deferred  taxes  represent  the  future tax return consequences of those differences, which will either be taxable or deductible when  the  assets  and  liabilities  are  recovered  or  settled.  Deferred  tax  assets  are  limited  to  amounts  considered to be realizable in future periods. The Company accounts for any interest and penalties  related  to unrecognized  tax  benefits  as part  of  the  income  tax provision. The Company has no  federal or state  tax examinations  in process as of December 31, 2022  that would have a material  impact on the financial statements.    The assumptions about future taxable income require significant judgment and are consistent with  the plans and estimates the Company is using to manage the underlying business. In evaluating the  objective evidence  that historical  results provide,  the Company considers  the past  three years of  operating history and cumulative operating income.    Stock‐Based Compensation  In  July 2015,  the Company adopted an Equity  Incentive Plan pursuant  to which  the Companyʹs  Board of Directors may grant stock options and other awards to employees. The Company accounts  for  stock‐based  compensation  in  accordance  with  ASC  718  Compensation‐Stock  Compensation.  Accordingly, the Company measures the cost of stock‐based awards using the grant‐date fair value  of the award and recognizes that cost over the requisite service period. The fair value of each stock  option granted under  the Companyʹs stock‐based compensation plan  is estimated on  the date of  grant using the Black‐Scholes option‐pricing model and assumptions outlined in Note L.     ASC‐718  requires  forfeitures  to  be  estimated  at  the  time  of  grant  and  prospectively  revised,  if  necessary,  in  subsequent  periods  if  actual  forfeitures  differ  from  initial  estimates.  Stock‐based  compensation  recorded  for  those  stock‐based  awards  that were  expected  to  vest  is  $23,448  and   $13,608 and is included in salaries, commissions and benefits on the statements of operations for the  years ended December 31, 2022 and 2021, respectively.    Advertising and Marketing  Advertising and marketing is expensed as incurred and amounted to $549,116 and  $403,448 for  the  years  ended  December  31,  2022  and  2021,  respectively,  and  is  included  in  general  and  administrative expenses on the statements of operations.

LENDSURE MORTGAGE CORP.  NOTES TO FINANCIAL STATEMENTS  14    A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)    Risks and Uncertainties  In the normal course of business, companies in the mortgage banking industry encounter certain  economic  and  regulatory  risks.  Economic  risks  include  interest  rate  risk  and  credit  risk.  The  Company  is subject  to  interest rate risk  to  the extent that  in a rising  interest rate environment,  the Company may experience a decrease in loan production, as well as decreases in the value of  mortgage  loans held  for  sale not  committed  to  investors and  commitments  to originate  loans,  which may negatively  impact  the Company’s operations. Credit risk  is  the risk of default  that  may  result  from  the  borrowers’  inability  or  unwillingness  to  make  contractually  required  payments during the period in which loans are being held for sale by the Company.    The Company sells mortgage  loans  to  investors without  recourse. As such,  the  investors have  assumed the risk of loss or default by the borrower. However, the Company is usually required  by  these  investors  to make  certain  standard  representations  and warranties  relating  to  credit  information,  loan  documentation  and  collateral.  To  the  extent  that  the  Company  does  not  comply with  such  representations, or  there are  early payment defaults,  the Company may be  required  to  repurchase  the  loans  or  indemnify  these  investors  for  any  losses  from  borrower  defaults.  In  addition,  if  loans  payoff  within  a  specified  time  frame,  the  Company  may  be  required to refund a portion of the sales proceeds to the investors.    A  large portion of all properties securing  the Companyʹs mortgage  loans sold, mortgage  loans  held for sale and mortgage loans held for investment for the years ended December 31, 2022 and  2021  are  located  in California, and  the downturn  in  economic  conditions  in  that  regionʹs  real  estate market could have a material adverse  impact on  the Companyʹs  financial condition and  results of operations.     The Company’s business requires substantial cash to support its operating activities. As a result,  the Company  is  dependent  on  its warehouse  lines  of  credit,  and  other  financing  facilities  to  finance its continued operations. If the Company’s principal lenders decided to terminate or not  to  renew  any  of  these  financing  facilities with  the Company,  the  loss  of  borrowing  capacity  could  have  a  material  adverse  impact  on  the  Company’s  financial  statements  unless  the  Company found a suitable alternative source.    With  the  rapid  rise  in mortgage  interest  rates  compounding with  housing  affordability  and  inventory  issues,  the  mortgage  banking  industry  has  been  significantly  disrupted.  The  operational  and  financial  performance  of  the  Company  depends  on  future  economic  developments, and such uncertainty may have an adverse  impact on  the Company’s  financial  performance.    Reclassifications   Certain  reclassifications  have  been made  to  prior  year  balances  to  conform  to  the  current  year  financial statement presentation.

LENDSURE MORTGAGE CORP.
NOTES TO FINANCIAL STATEMENTS

B. MORTGAGE LOANS HELD FOR SALE, NET

Mortgage loans held for sale, net are as follows at December 31:

	2022	2021
Mortgage loans held for sale	$ 46,496,541	$ 168,418,429
Deferred costs, net	(477,496)	(813,755)
	$ 46,019,045	$ 167,604,674

The deferred costs, net include such costs as borrower discount points, administrative fees, underwriting and processing fees, estimated commissions, and loan origination fees.

C. MORTGAGE LOANS HELD FOR INVESTMENT, NET

Mortgage loans held for investment are as follows at December 31, 2022:

	2022
Rehab transition loans	$ 5,895,000
Future rehab advances	(795,943)
Bridge loans	878,700
Deferred costs	(165,008)
	$ 5,812,749

Rehab Transition Loans

The Company provides financing to individuals and business entities who are renovating and selling homes. The individual loans typically mature 12 months after inception. These loans are pledged under a warehouse line of credit agreement (Note D). Rehab transition loans are initially recorded at the original note amount with a corresponding liability recorded for future advances. Interest on rehab transition loans is payable between 7.99% to 10.99% per annum at December 31, 2022.

The future rehab advances represents the undrawn portion of the rehab transition loans. The Company has the commitment to fund such rehabilitation advances when the borrower elects to draw on the commitment. Draw proceeds requested by the borrower increase the principal balance of the rehab transition loans, with a corresponding decrease in the future rehab advances payable, during the period the rehab transition loans are held by the Company. Interest income on rehab transition loans is received monthly by the Company.

15

LENDSURE MORTGAGE CORP.  NOTES TO FINANCIAL STATEMENTS  16    C. MORTGAGE LOANS HELD FOR INVESTMENT, NET (Continued)    Rehab Transition Loans (Continued)  The  Company  periodically  evaluates  the  carrying  value  of  rehab  transition  loans  held  for  investment  for potential  credit  losses. Due  to  the  short‐term nature of  rehab  transition  loans, no  allowance for credit losses was established as the Company determined that the loans are saleable  at the original note amounts, net of the related future rehab advances. Loan origination fees, net of  direct origination  costs,  are deferred  and would be  recognized  at  the  time  the  loan  is  sold. The  deferred  costs,  net,  include  such  costs  as  borrower  discount  points,  administrative  fees,  underwriting and processing fees, estimated commissions, and loan origination fees.    Bridge Loans  The Company provides short‐term financing to individuals allowing borrowers to use equity in a  current residence as a down payment for the purchase of a new home. The bridge loan is paid off at  the earlier of the sale encumbered property or maturity of the bridge loan. Loan origination fees, net  of direct origination costs, are deferred and recognized at  the  time  the  loan  is sold. The deferred  costs, net,  include  such costs as borrower discount points, administrative  fees, underwriting and  processing fees, estimated commissions, and loan origination fees.    D. ACCOUNTS RECEIVABLE AND ADVANCES    The following summarizes accounts receivable and advances at December 31:      The  Company  periodically  evaluates  the  carrying  value  of  accounts  receivable  and  advance  balances  with  delinquent  balances  written‐off  based  on  specific  credit  evaluations  and  circumstances of the debtor. No allowance for doubtful accounts has been established at December  31, 2022 and 2021, as management has determined that all amounts are fully collectible.      2022 2021 Accounts receivable, trade 238,212$          2,946$                Accrued interest receivable 106,199 12,780 344,411$          15,726$

LENDSURE MORTGAGE CORP.
NOTES TO FINANCIAL STATEMENTS

E. WAREHOUSE LINES OF CREDIT

The Company has the following warehouse lines of credit agreements with various financial institutions at December 31:

Facility Type	Maturity	Line Amount	Restricted Cash	Outstanding Balance 2022	Outstanding Balance 2021
WHLOC	January 2023	$ 200,000,000	$ 150,000	$ 2,923,743	$ 156,153,796
WHLOC	90 days notice	$ 200,000,000	2,043,768	41,484,371	-
WHLOC	June 2023	$ 15,000,000	150,000	1,755,849	8,378,920
WHLOC	90 days once advanced	$ 100,000,000	-	-	-
	(b) Loan funding receivable			(196,202)	(2,033,412)
			$ 2,343,768	$ 45,967,761	$ 162,499,304

(b) The Company may draw upon the warehouse line of credit agreements for purposes of funding a mortgage loan held for sale, prior to the loan's scheduled disbursement date. During the period from draw date to disbursement date, the funds are recorded by the Company as a loan funding receivable.

As of December 31, 2022, the Company had mortgage loans held for sale and mortgage loans held for investment pledged as collateral under the above warehouse line of credit agreements, two of which are guaranteed by different affiliates of a significant stockholder. The warehouse lines of credit have interest rates ranging from SOFR plus a margin between 2.00% and 4.25% to Prime plus 0.25%, with minimum floor rates of 0% to 5.00%. The above agreements also contain covenants which include certain financial requirements, including maintenance of minimum tangible net worth, minimum liquid assets, maximum debt to net worth ratio, minimum current ratio, minimum fidelity bond requirements, distribution restrictions and positive net income requirements, as defined in the agreements. The Company was in compliance with all significant debt covenants at December 31, 2022. The Company intends to renew the warehouse lines of credit agreements when they mature, with the exception of the warehouse line of credit expiring in January 2023.

17

LENDSURE MORTGAGE CORP.  NOTES TO FINANCIAL STATEMENTS  18    F. OPERATING LINES OF CREDIT    The Company has an operating line of credit with a related party, which can be terminated on  five  business  days  notice.  Interest  is  at  a  fixed  rate  of  10%. The maximum  amount  available  under the agreement is $5 million. There were no amounts outstanding under the operating line  of credit at December 31, 2022 and 2021.     G. EMPLOYEE BENEFIT PLAN    The Company has a 401(k) plan  for  the benefit of eligible employees and  their beneficiaries. The  401(k)  plan  is  a  defined  contribution  401(k)  plan  that  allows  eligible  employees  to  save  for  retirement through pretax and post‐tax contributions up to the specified limits. The Company must  match  employee  contributions  up  to  4%  of  the  employeeʹs  eligible  base  salary.  The  Company  contribution towards the 401(k) plan was $604,882 and $509,484 for the years ended December 31,  2022 and 2021, respectively.    H. COMMITMENTS AND CONTINGENCIES    Regulatory Contingencies  The Company is subject to periodic audits and examinations, both formal and informal in nature,  from various  federal and  state agencies,  including  those made as part of  regulatory oversight of  mortgage  origination  and  financing  activities.  Such  audits  and  examinations  could  result  in  additional  actions,  penalties  or  fines  by  state  or  federal  governmental  bodies,  regulators  or  the  courts.    Legal  The Company operates  in a highly regulated  industry and may be  involved  in various  legal and  regulatory proceedings, lawsuits and other claims arising in the ordinary course of its business. The  Company  currently  has  no  significant  legal,  regulatory  proceedings,  lawsuits  or  other  claims  against the Company. The amount, if any, of ultimate liability with respect to such matters cannot  be determined, but despite the inherent uncertainties of litigation, management currently believes  that the ultimate disposition of any such proceedings and exposure will not have, individually or  taken  together, a material adverse effect on  the  financial condition,  results of operations, or cash  flows of the Company. However, actual outcomes may differ from those expected. The Company  accrues for losses when they are probable to occur, and such losses are reasonably estimable. Legal  costs are expensed as incurred and are included in general and administrative on the statements of  operations.    Regulatory Net Worth Requirements  In  accordance  with  the  regulatory  requirements  of  HUD,  governing  non‐supervised,  direct  endorsement mortgagees, the Company is required to maintain a minimum net worth (as defined  by HUD). At December 31, 2022, the Company exceeded the minimum net worth requirement.

LENDSURE MORTGAGE CORP.  NOTES TO FINANCIAL STATEMENTS  19    I. LEASES    The Company  enters  into  leases  in  the normal  course of business. Leases primarily  consist of  various  corporate  offices.  Leases  are  classified  as  operating  or  financing  leases  at  the  lease  commencement  date,  with  classification  affecting  the  pattern  of  expense  recognition  in  the  statements  of  operations.  The Company  did  not  have material  finance  leases  for  the  periods  presented. Adoption of  the  leasing  standard  resulted  in  the  recognition of a  right‐of‐use asset  and lease liability of $3,673,111 as of January 1, 2022.     The components of total lease cost were as follows for the year ended December 31, 2022:       The future undiscounted lease payments for finance and operating leases with initial terms of one  year or more as of December 31, 2022, are as follows:      The table below summarizes other information related to the Company’s leases as of December 31,  2022:        Amounts Operating lease cost 1,885,435$         Total lease cost 1,885,435$         Year Ending December 31, Amounts 2023 1,648,078$         2024 994,733              2025 856,305              2026 851,151              2027 472,263              Total undiscounted lease payments 4,822,530           Less: imputed interest (428,034)             Net lease liabilities 4,394,496$         Amounts Operating lease weighted average remaining lease term  3.3 years  Operating lease weighted average discount rate 4.75% Cash paid for amounts included in the measurement of lease liabilities Operating cash flows from operating leases 1,781,325$   Right‐of‐use assets obtained in exchange for new operating lease liabilities 5,952,658$

LENDSURE MORTGAGE CORP.  NOTES TO FINANCIAL STATEMENTS  20    J. RELATED PARTY TRANSACTIONS    The Company has purchase  and  sale  agreements with  investors  to  sell  the mortgage  loans  it  produces, and one of these agreements is with multiple affiliates of a significant stockholder of  the  Company.  The  Company  sold mortgage  loans  of  approximately  $1.261  billion  and  $988  million  to  these  stockholder  affiliates  during  the  years  ended  December  31,  2022  and  2021,  respectively.  The  Company  has  gain  on  sale  of  mortgage  loans  held  for  sale,  net  of  approximately $26 million and $41 million from the stockholder affiliates during the years ended  December 31, 2022 and 2021, respectively.    K. INCOME TAXES    The components of the income tax provision are as follows for the years ended December 31:      The tax effects of significant temporary differences which give rise to the Companyʹs deferred tax  assets and liabilities are as follows at December 31:        2022 2021 Current income taxes 550,369$      9,004,682$    Deferred income taxes (9,434)          113,883        Provision for income taxes 540,935$      9,118,565$    2022 2021 Deferred tax assets‐  Loan indemnification reserve 52,500$        66,515$        Premium repurchase reserve 35,158          39,909          Mortgage loans held for sale, net 3,242           ‐               Total deferred tax assets 90,900          106,424        Deferred tax liabilities‐  Mortgage loans held for sale, net ‐               66,073          Property and equipment, net 195,349        154,234        Total deferred tax liabilities 195,349        220,307        Net deferred tax liability 104,449$      113,883$

LENDSURE MORTGAGE CORP.
NOTES TO FINANCIAL STATEMENTS

L. STOCK-BASED COMPENSATIONS

In July 2015, the Company adopted an Equity Inventive Plan (the Plan), pursuant to which the Company's Board of Directors may grant stock options and other awards to employees. The Plan authorizes grants of options to purchase up to 654,545 shares of authorized but unissued common stock. Stock options granted under the Plan have terms of ten years and vest over four years. In 2022, the Board of Directors granted 42,000 stock options to employees with a weighted average exercise price of $1.57 per common share. The per share weighted average fair value of stock options granted during 2022 was $1.28 on the date of grant, using the Black-Scholes option-pricing model. At December 31, 2022 and 2021, there were 283,170 and 286,045 shares of common stock available for future grants under the Plan, respectively.

A summary of the activity in the stock option plan is as follows at December 31:

	2022		2021	
	Shares	Price	Shares	Price
Outstanding beginning of the year	368,500	$0.52	305,000	$0.36
Exercised	(19,375)	-$0.71	-	-
Granted	42,000	$1.57	63,500	$0.84
Forfeited or expired	(39,125)	-$0.70	-	-
Outstanding end of the year	352,000	$0.52	368,500	$0.52

M. WARRANTS

In March of 2020, the Company entered into a $150 million forward purchase agreement with an affiliate of a significant stockholder of the Company. To entice the affiliate to enter into the forward purchase agreement, the Company agreed to issue warrants to the stockholder to acquire Class B non-voting common stock of the Company representing 15% of the Company's issued and outstanding common stock, on a fully diluted basis. The warrants have a strike price of $0.01 per share. The warrants were earned over the period the $150 million forward was filled, all of which occurred by the end of October 2020.

The estimated value for the warrants was based upon the relative fair values of the warrants and loan production sold. The fair value allocated to the warrants for purchase of Class B Non-Voting Common Stock was $1,457,402, which is included in paid in capital. During January 2022, the Company's warrant holder extinguished 1,049,000 shares of Class B Common Stock in the Company. At December 31, 2022 and 2021, there were 8,280,000 and 9,329,000 shares of Class B non-voting common stock issued and outstanding, respectively. No warrants were exercised for the years ended December 31, 2022 and 2021.

21

LENDSURE MORTGAGE CORP.  NOTES TO FINANCIAL STATEMENTS  22    N. FAIR VALUE MEASUREMENTS    The Company does not have any impaired assets or liabilities that are recorded at fair value on a  non‐recurring basis as of December 31, 2022 and 2021.    Due to their short‐term nature, the carrying value of cash and cash equivalents, restricted cash,  escrow  cash,  short‐term  receivables,  mortgage  loans  held  for  sale,  fixed  assets,  short‐term  payables, and warehouse lines of credit approximate their fair value at December 31, 2022.    O. SUBSEQUENT EVENTS    Management has evaluated subsequent events  through February 24, 2023,  the date on which  the  financial statements were available to be issued.

SUPPLEMENTARY INFORMATION

LENDSURE MORTGAGE CORP.
COMPUTATION OF ADJUSTED NET WORTH TO DETERMINE COMPLIANCE FOR NONSUPERVISED MORTGAGEES
AS OF DECEMBER 31, 2022

1.	Net worth required	$	1,000,000
2.	Additional net worth required - None		-
3.	Total net worth required	$	1,000,000
4.	Net worth per balance sheet at December 31, 2022	$	40,264,435
5.	Less: unacceptable assets		
	Prepaid expenses		795,979
	Intangible assets, net		512,528
6.	Adjusted net worth		38,955,928
7.	Minimum net worth required		1,000,000
8.	Adjusted net worth ABOVE required minimum amount	$	37,955,928

23